Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF 49 CENTS,

A 40 PERCENT INCREASE OVER LAST YEAR

Net Sales up 6 Percent, Comparable Sales up 4 Percent

SAN FRANCISCO – August 16, 2012 – Gap Inc. (NYSE:GPS) today reported that net sales for the second quarter, which ended July 28, 2012, increased 6 percent to $3.58 billion compared with $3.39 billion for the second quarter last year. The company’s second quarter comparable sales increased 4 percent. Net income for the second quarter was $243 million, up 29 percent compared with the second quarter last year. Second quarter diluted earnings per share increased 40 percent to $0.49 compared with $0.35 last year.

“Customers responded well to our product offerings across our brands, driving a healthy increase in sales and earnings per share during the quarter,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Our continued focus on product and store execution are helping to drive positive momentum and we’re committed to sustaining solid performance for the remainder of the year.”

Given second quarter performance, the company has raised its estimate for fiscal year 2012 diluted earnings per share to be in the range of $1.95 to $2.00, compared with $1.56 in fiscal year 2011.

Second Quarter Financial and Business Highlights

•	In North America, Gap, Banana Republic, and Old Navy each delivered positive comparable sales for the second consecutive quarter.

•	Total net sales for the Gap Inc. Direct division increased 24 percent to $384 million compared with $309 million last year.

•

Net sales outside of the U.S. and Canada (including Gap Inc. Direct and Franchise) increased 7 percent; the company opened its first Old Navy store outside of North America in Tokyo and continued to expand its Gap brand store base in China.

•	Franchise net sales increased 25 percent compared with last year and the company opened its 250th franchise store.

•	The company opened 11 Athleta stores, doubling its fleet to 22 stores across North America.

Second Quarter Comparable Sales Results

The company’s second quarter comparable sales were up 4 percent compared with the second quarter last year.

Comparable sales for the second quarter of fiscal year 2012 were as follows:

•	Gap North America: positive 7 percent versus negative 3 percent last year

•	Banana Republic North America: positive 7 percent versus negative 2 percent last year

•	Old Navy North America: positive 3 percent versus flat last year

•	International: negative 5 percent versus negative 4 percent last year

Second Quarter Net Sales Results

The following tables detail the company’s second quarter net sales:

($ in millions) Quarter Ended July 28, 2012	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$756	$1,156	$517	$—	$—	$2,429	68%
Canada	78	95	47	—	—	220	6
Europe	156	—	17	15	—	188	5
Asia	248	2	39	20	—	309	9
Other regions	—	—	—	45	—	45	1

Total Stores reportable segment	1,238	1,253	620	80	—	3,191	89
Direct reportable segment (2)	96	138	50	—	100	384	11

Total	$1,334	$1,391	$670	$80	$100	$3,575	100%

($ in millions) Quarter Ended July 30, 2011	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$734	$1,133	$489	$—	$—	$2,356	70%
Canada	76	95	43	—	—	214	6
Europe	169	—	13	16	—	198	6
Asia	226	—	35	19	—	280	8
Other regions	—	—	—	29	—	29	1

Total Stores reportable segment	1,205	1,228	580	64	—	3,077	91
Direct reportable segment (2)	77	122	37	—	73	309	9

Total	$1,282	$1,350	$617	$64	$73	$3,386	100%

(1)	U.S. includes the United States and Puerto Rico.
(2)	Online sales shipped from distribution centers located outside the U.S. were $30 million ($21 million for Canada and $9 million for Europe) and $24 million ($16 million for Canada and $8 million for Europe) for the thirteen weeks ended July 28, 2012 and July 30, 2011, respectively.
(3)	Franchise sales were $80 million ($70 million for Gap and $10 million for Banana Republic) and $64 million ($55 million for Gap and $9 million for Banana Republic) for the thirteen weeks ended July 28, 2012 and July 30, 2011, respectively.
(4)	Net sales outside of the U.S. and Canada (including Direct and franchise) were $551 million and $515 million for the thirteen weeks ended July 28, 2012 and July 30, 2011, respectively.

Additional Results and 2012 Outlook

Earnings per Share

Second quarter diluted earnings per share of $0.49 increased 40 percent compared with $0.35 for the second quarter last year.

The company raised its guidance for fiscal year 2012 diluted earnings per share to be in the range of $1.95 to $2.00, compared with $1.56 in fiscal year 2011.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2012 to be about $475 million.

Operating Expenses

Second quarter operating expenses were approximately $1 billion, up $85 million compared with the second quarter last year, due primarily to investments in marketing and store payroll. Marketing expenses for the quarter were $147 million, up $33 million compared with the second quarter last year, driven primarily by investments at Gap brand.

The company plans to continue investing in its businesses and expects operating expenses in each of the remaining quarters of fiscal year 2012 to increase, on a year-over-year basis, by at least as much as the increase in the second quarter. As a result, the company continues to expect operating expense deleverage in the second half of fiscal year 2012.

Operating Margin

The company now expects operating margin for fiscal year 2012 to be about 11 percent, up from previous guidance of about 10 percent.

Effective Tax Rate

The effective tax rate was 40 percent for the second quarter of fiscal year 2012. The company continues to expect the full year effective tax rate to be about 39.5 percent for fiscal year 2012.

Inventory

On a year-over-year basis, inventory dollars per store were down 6 percent at the end of the second quarter of fiscal year 2012. The company expects inventory dollars per store to be down in the low single digits at the end of the third quarter of fiscal year 2012 compared with the end of the third quarter last year.

Cash, Cash Equivalents, and Short-term Investments

The company ended the second quarter of fiscal year 2012 with $2.1 billion in cash, cash equivalents, and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $673 million compared with an inflow of $298 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

The company plans to repay the remaining $360 million balance on its term loan during the third quarter of fiscal year 2012.

Share Repurchases

Second quarter share repurchases were $349 million, and the company ended the second quarter of fiscal year 2012 with 479 million shares outstanding.

Dividends

The company paid a dividend of $0.125 per share during the second quarter of fiscal year 2012, which was an increase of 11 percent compared with the second quarter last year. The company expects to pay a total of $0.50 per share in dividends for fiscal year 2012.

Capital Expenditures

Year to date, capital expenditures were $297 million. The company now expects fiscal year 2012 capital spending of up to $675 million, up from previous guidance of approximately $600 million.

Real Estate

The company ended the second quarter of fiscal year 2012 with a total of 3,285 store locations in 42 countries, 3,035 of which were company-operated.

During the second quarter of fiscal year 2012, the company opened 29 and closed 20 company-operated store locations. Square footage of company-operated stores was 36.8 million at the end of the second quarter, a decrease of 2 percent from 37.7 million at the end of the second quarter of fiscal year 2011. This decrease reflects Gap Inc.’s strategy to optimize square footage in North America.

The company continues to expect net openings of about 15 company-operated stores and about 50 to 75 franchise stores during fiscal year 2012. Square footage for company-operated stores is expected to decrease by about 1 percent by the end of fiscal year 2012 compared with the end of fiscal year 2011.

Store count, openings, closings, and square footage for our stores are as follows:

	Quarter Ended July 28, 2012
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Square Feet (millions)
Gap North America	1,022	4	12	1,014	10.4
Gap Europe	192	2	—	194	1.7
Gap Asia	161	4	—	165	1.6
Old Navy North America	1,014	2	6	1,010	17.8
Old Navy Asia	—	1	—	1	—
Banana Republic North America	584	4	2	586	4.9
Banana Republic Asia	32	1	—	33	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	11	11	—	22	0.1

Company-operated stores total	3,026	29	20	3,035	36.8
Franchise	244	8	2	250	N/A

Total	3,270	37	22	3,285	36.8

Webcast and Conference Call Information

Katrina O’Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal year 2012 results during a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-1731, or (706) 679-5876 for international callers. The webcast can be accessed from the Financial News and Events page of the Investors section at www.gapinc.com. A replay of the call will be available on www.gapinc.com.

August Sales

The company will report August sales on August 30, 2012.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	sustaining solid performance for the remainder of the year;

•	earnings per share for fiscal year 2012;

•	depreciation and amortization for fiscal year 2012;

•	operating expenses in each of the remaining quarters of fiscal year 2012;

•	operating expense deleverage in the second half of fiscal year 2012;

•	operating margin for fiscal year 2012;

•	effective tax rate for fiscal year 2012;

•	inventory dollars per store at the end of the third quarter of fiscal year 2012;

•	repayment of the company’s term loan;

•	annual dividend per share for fiscal year 2012;

•	capital expenditures for fiscal year 2012;

•	optimizing square footage;

•	store openings and closings for fiscal year 2012;

•	real estate square footage for fiscal year 2012;

•	driving top line growth and healthy merchandise margins;

•	average unit cost and average unit retail in the second half of fiscal year 2012; and

•	cash distributions via dividends and share repurchases.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

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the risk to the company’s business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•	the risk that the company’s efforts to expand internationally may not be successful;

•

the risk that the company’s franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company’s requirements regarding its brand identities and customer experience standards;

•

the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•

the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company’s IT systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

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the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 16, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	July 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$2,114	$2,179
Merchandise inventory	1,668	1,750
Other current assets	758	752

Total current assets	4,540	4,681
Property and equipment, net	2,521	2,560
Other long-term assets	600	565

Total assets	$7,661	$7,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$48	$43
Accounts payable	1,201	1,161
Accrued expenses and other current liabilities	977	952
Income taxes payable	12	2

Total current liabilities	2,238	2,158

Long-term liabilities:
Long-term debt	1,566	1,606
Lease incentives and other long-term liabilities	959	918

Total long-term liabilities	2,525	2,524

Total stockholders’ equity	2,898	3,124

Total liabilities and stockholders’ equity	$7,661	$7,806

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$3,575	$3,386	$7,062	$6,681
Cost of goods sold and occupancy expenses	2,148	2,135	4,260	4,126

Gross profit	1,427	1,251	2,802	2,555
Operating expenses	1,002	917	1,982	1,835

Operating income	425	334	820	720
Interest, net	20	21	42	26

Income before income taxes	405	313	778	694
Income taxes	162	124	302	272

Net income	$243	$189	$476	$422

Weighted-average number of shares - basic	486	542	487	562
Weighted-average number of shares - diluted	491	545	493	567

Earnings per share - basic	$0.50	$0.35	$0.98	$0.75
Earnings per share - diluted	$0.49	$0.35	$0.97	$0.74

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	26 Weeks Ended
($ in millions)	July 28, 2012	July 30, 2011
Cash flows from operating activities:
Net income	$476	$422
Depreciation and amortization (a)	245	255
Change in merchandise inventory	(56)	(115)
Other, net	305	(3)

Net cash provided by operating activities	970	559

Cash flows from investing activities:
Purchases of property and equipment	(297)	(261)
Purchases of short-term investments	(125)	(50)
Maturities of short-term investments	50	75
Change in other assets	(6)	(3)

Net cash used for investing activities	(378)	(239)

Cash flows from financing activities:
Payments of short-term debt	(11)	—
Proceeds from issuance of long-term debt	—	1,646
Payments of long-term debt issuance costs	—	(11)
Payments of long-term debt	(40)	—
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	91	40
Repurchases of common stock	(369)	(1,360)
Excess tax benefit from exercise of stock options and vesting of stock units	17	11
Cash dividends paid	(121)	(126)

Net cash provided by (used for) financing activities	(433)	200

Effect of foreign exchange rate fluctuations on cash	(5)	23

Net increase in cash and cash equivalents	154	543
Cash and cash equivalents at beginning of period	1,885	1,561

Cash and cash equivalents at end of period	$2,039	$2,104

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	26 Weeks Ended
($ in millions)	July 28, 2012	July 30, 2011
Net cash provided by operating activities	$970	$559
Less: purchases of property and equipment	(297)	(261)

Free cash flow (a)	$673	$298

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.